Filed Pursuant to Rule 424(b)(3)

Registration No. 333-138330

Prospectus Supplement No. 1

(To prospectus dated December 8, 2006)

118,992,566 Shares

Common Stock

This prospectus supplement, dated December 13, 2006, supplements the prospectus, dated December 8, 2006, of Velocity Express Corporation, relating to the offer and sale of up to 118,992,566 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto. Capitalized terms used in this prospectus supplement but not otherwise defined herein shall have the meanings given to such terms in the prospectus.

Investing in our common stock involves a number of risks. See “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Velocity Express Corporation

This prospectus supplement is dated December 13, 2006.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” beginning on page 25 of the prospectus is amended by this prospectus supplement. On December 12, 2006, TH Lee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., THLi Coinvestment Partners, LLC and Thomas H. Lee (collectively, “THLPV”) and Edward Levy and Walter McLallen of Meritage Capital Advisors LLC entered into an agreement pursuant to which Messrs. Levy and McLallen agreed to exchange shares of Series Q Preferred for shares of Series M Preferred held of record by THLPV. The shares of common stock reserved for issuance upon conversion of the Series M Preferred transferred to Messrs. Levy and McLallen were previously registered for resale pursuant to the prospectus. The shares of common stock reserved for issuance upon conversion of the Series Q Preferred transferred to THLPV have not been registered for resale, and may not be resold pursuant to the prospectus. Therefore, the table under the caption “Selling Stockholders” beginning on page 25 of the prospectus is amended as follows:

	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After Offering
Name and Address of Selling Stockholder	Number		Percent		Number	Percent
Edward Levy c/o Meritage Capital Partners, Inc. 461 Fifth Avenue, 25th Floor New York, NY 10017	205,704	(60)	*	205,704	0	0
Walter McLallen c/o Meritage Capital Partners, Inc. 461 Fifth Avenue, 25th Floor New York, NY 10017	205,704	(60)	*	205,704	0	0
Thomas H. Lee 200 Madison Avenue, Suite 1900 New York, NY 10016	296,426	(31)	1.4%	291,281	5,145	*
TH Lee Putnam Parallel Ventures, L.P. 200 Madison Avenue, Suite 2225 New York, NY 10016	9,454,702	(54)	32.8%	9,288,684	166,018	*
TH Lee Putnam Ventures, L.P. 200 Madison Avenue, Suite 2225 New York, NY 10016	12,908,695	(55)	41.9%	12,681,741	226,954	*
THLi Coinvestment Partners, LLC 200 Madison Avenue, Suite 2225 New York, NY 10016	766,230	(56)	3.2%	752,939	13,291	*

The footnotes to the table under the caption “Selling Stockholders” beginning on page 37 of the prospectus are amended as follows:

(31)	Represents 8,095 shares issuable upon conversion of Series M Preferred, 145,607 shares issuable upon conversion of Series Q Preferred, 9,877 shares issuable upon exercise of warrants and 132,847 shares of common stock.

(54)	Represents 261,306 shares issuable upon conversion of Series M Preferred, 4,700,639 shares issuable upon conversion of Series Q Preferred, 318,913 shares issuable upon exercise of warrants and 4,173,844 shares of common stock. James Brown, who is not a selling stockholder, serves on our board of directors and is the managing partner of TH Lee Putnam Parallel Ventures, LP, TH Lee Putnam Ventures, LLC and THLi Co Investment Partners LLC.

(55)	Represents 357,209 shares issuable upon conversion of Series M Preferred, 6,425,845 shares issuable upon conversion of Series Q Preferred, 435,959 shares issuable upon exercise of warrants and 5,689,682 shares of common stock. James Brown, who is not a selling stockholder, serves on our board of directors and is the managing partner of TH Lee Putnam Parallel Ventures, LP, TH Lee Putnam Ventures, LLC and THLi Co Investment Partners LLC.

(56)	Represents 20,918 shares issuable upon conversion of Series M Preferred, 376,278 shares issuable upon conversion of Series Q Preferred, 25,528 shares issuable upon exercise of warrants and 343,506 shares of common stock. James Brown, who is not a selling stockholder, serves on our board of directors and is the managing partner of TH Lee Putnam Parallel Ventures, LP, TH Lee Putnam Ventures, LLC and THLi Co Investment Partners LLC.

(60)	Represents shares issuable upon conversion of Series M Preferred. Messrs. Levy and McLallen are associated with Meritage Capital Partners, Inc. (“Meritage”). Meritage has provided financial advisory services to us in the past, and may provide financial advisory services to us in the future.